BELL, BOYD & LLOYD LLC                 THREE FIRST NATIONAL PLAZA
                                       70 WEST MADISON STREET, SUITE 3300
                                       CHICAGO, ILLINOIS 60602-4207
                                       312.372.1121  FAX 312.372.2098

                                       OFFICES IN CHICAGO
                                       AND WASHINGTON, D.C.


                               January 24, 2001


Nuveen Virginia Dividend Advantage Municipal Fund
333 West Wacker Drive
Chicago, Illinois 60606

Ladies and Gentlemen:

               Nuveen Virginia Dividend Advantage Municipal Fund

     We have acted as counsel for Nuveen Virginia Dividend Advantage Municipal Fund (the "Fund") in connection with the Fund's Registration Statement on Form N-2 filed pursuant to Rule 429 under the Securities Act of 1933 (the "Registration Statement") with the Securities and Exchange Commission on or about January 24, 2001 and incorporating the Fund's Registration Statement filed with the Securities and Exchange Commission on November 3, 2000, as amended and declared effective on January 23, 2001 (the "Original Registration Statement"), with respect to certain of its shares of beneficial interest, par value of $.01 per share (the "Shares").

     In this connection we have examined originals, or copies certified or otherwise identified to our satisfaction, of such documents, corporate and other records, certificates and other papers as we deemed it necessary to examine for the purpose of this opinion, including the agreement and declaration of trust (the "Trust Agreement") and by-laws of the Fund, actions of the board of trustees or a committee thereof of the Fund authorizing the issuance of shares of the Fund and the Registration Statement.

     We assume that, upon sale of the Shares, the Fund will receive the authorized consideration therefor, which will at least equal the net asset value of the Shares.

     Based upon the foregoing, we are of the opinion that the Fund is authorized to issue the Shares, and that, when the Shares are issued and sold after the Registration Statement has been declared effective and the authorized consideration therefor is received by the Fund, they will be validly issued, fully paid and nonassessable by the Fund, except that, as set forth in the Original Registration Statement, shareholders of the Fund may under certain circumstances be held personally liable for obligations of the Fund.

     In rendering the foregoing opinion, we have relied upon the opinion of Bingham Dana LLP expressed in their letter to us dated January 24, 2001.

Nuveen Virginia
Dividend Advantage Municipal Fund
January 24, 2001
Page 2


     We consent to the filing of this opinion as an exhibit to the Registration Statement. In giving this consent, we do not admit that we are in the category of persons whose consent is required under section 7 of the Act.

                                   Very truly yours,

                                   /s/ Bell, Boyd & Lloyd LLC